EXHIBIT 6

[Provisional Translation]
January 5, 2010
To Whom It May Concern:

Issuer of Real Estate Investment Trust Securities
LaSalle Japan REIT Inc.
13-10, Nagata-cho 2-chome, Chiyoda-ku, Tokyo
Representative:	Satoru Yamanaka, Executive Director
Securities Code: 8974

Asset Management Company
LaSalle Investment Advisors K.K.
Representative:	Satoru Yamanaka, Representative Director & President
Contact:	Kotaro Yoshikawa, General Manager, Corporate Planning Department
TEL: +81-3-3595-6700
Notice Regarding Revision of a Part of Notice of Convocation of the 5th General Meeting of the Unitholders
LaSalle Japan REIT Inc. (“LaSalle Japan”) announced today that a part of the notice of convocation of the 5th General Meeting of the Unitholders will be revised as described below.
1.	Revision: page 17, row 11 (revision is underlined)

[Before revision]

(2) Supervisory Directors: Shuichi Namba and Shinji Arakawa

[After revision]

(2) Supervisory Directors: Shuichi Namba and Masahiko Nishida

2.	Shinji Arakawa declined the opportunity to be a candidate for Supervisory Director of Japan Retail Fund Investment Corporation after the merger.
[Attachment]
Notice of revision for convocation of the 5th General Meeting of the Unitholders
Rule 802 Legend
     This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
     It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
     You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

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